Exhibit 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in this Post-Effective Amendment No.1 to Registration Statement (No. 333-185695) on Form S-1 of Equinox Frontier Funds (formerly, The Frontier Fund) of our report dated April 2, 2014, relating to our audit of the statement of financial condition of Equinox Fund Management, LLC as of December 31, 2013, which was included in the Report on Form 8-K filed by Equinox Frontier Funds on April 2, 2014.

We also consent to the reference of our firm under the captions “Independent Registered Public Accounting Firm” and “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ McGladrey LLP

Denver, Colorado

April 2, 2014